Exhibit 5.1
November 8, 2011
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880
Ladies and Gentlemen:
     We have acted as counsel to Becton, Dickinson and Company, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-159102) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $500,000,000 aggregate principal amount of its 1.750% Notes due 2016 (the “2016 Notes”) and $1,000,000,000 aggregate principal amount of its 3.125% Notes due 2021 (the “2021 Notes”, and together with the 2016 Notes, the “Notes”). The Notes are being offered and sold pursuant to the Prospectus, dated May 8, 2009, as supplemented by the Prospectus Supplement, dated November 3, 2011 (together, the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b)(2) under the Securities Act, and an Underwriting Agreement dated November 3, 2011 (the “Underwriting Agreement”) between the Company and the several underwriters named therein.

     The Notes will be issued under an indenture dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”).
     We have examined the Registration Statement, the Prospectus and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     We have assumed further that (1) the Company has duly authorized, executed and delivered the Indenture in accordance with the law of New Jersey and (2) the execution, delivery and performance by the Company of the Indenture and the Notes do not and will not violate the law of New Jersey.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due execution, authentication, issuance and delivery of the Notes, upon payment of the consideration therefor provided for in the

Underwriting Agreement and otherwise in accordance with the provisions of the Indenture and the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 8, 2011 and to the use of our name under the caption “Validity of Notes” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP